NEWS RELEASE
TEAM, INC. APPOINTS PAMELA J. MCGINNIS TO ITS BOARD OF DIRECTORS
SUGAR LAND, TX – April 8, 2024 – Team, Inc. (NYSE: TISI) (“TEAM” or the “Company”), a global, leading provider of specialty industrial services offering clients access to a full suite of conventional, specialized, and proprietary mechanical, heat-treating, and inspection services, today announced the appointment of Pamela J. McGinnis to its Board of Directors (the "Board"). The Board’s appointment of Ms. McGinnis as a Class II director is effective as of April 3, 2024, and her initial term will expire at the Company’s 2024 annual meeting of shareholders, when she will stand for re-election to serve until the Company’s 2027 annual meeting of shareholders. In connection with the Board’s appointment of Ms. McGinnis, the size of the Board was increased from six to seven directors. The Board has also appointed Ms. McGinnis to serve on the Board’s Compensation Committee.

Michael Caliel, TEAM’s Executive Chairman commented, "We are excited to welcome Pam to the TEAM Board of Directors. She brings extensive commercial, procurement and operational expertise in the oil and gas industry through her executive leadership experience at Phillips 66. We believe that her breadth of business expertise will provide valuable insight as we continue to execute our longer-term objectives targeted to further unlock the intrinsic value of TEAM.”

Ms. McGinnis was employed at Phillips 66 and its predecessor companies, Conoco and ConocoPhillips, in various executive roles for more than 30 years. From 2016 and until her retirement in 2022, Ms. McGinnis served as Corporate Vice President, Global Sales, Retail Operations and Marketing and from 2014 through 2016, served as Chief Procurement Officer. She also served as General Manager, Product Supply, Distribution and Sales, Commercial, from 2012 through 2014 and prior to her tenure at Phillips 66, Ms. McGinnis held a number of significant positions with Conoco and ConocoPhillips.

About Team, Inc.
Headquartered in Sugar Land, Texas, Team, Inc. (NYSE: TISI) is a global, leading provider of specialty industrial services offering clients access to a full suite of conventional, specialized, and proprietary mechanical, heat-treating, and inspection services. We deploy conventional to highly specialized inspection, condition assessment, maintenance, and repair services that result in greater safety, reliability, and operational efficiency for our client’s most critical assets. Through locations in 15 countries, we unite the delivery of technological innovation with over a century of progressive, yet proven integrity and reliability management expertise to fuel a better tomorrow. For more information, please visit www.teaminc.com.
Contact:

Nelson M. Haight
Executive Vice President, Chief Financial Officer
(281) 388-5521